Free Writing Prospectus (to Prospectus dated December 23, 2015, as Supplemented by the Prospectus Supplement dated May 3, 2017)
Filed Pursuant to Rule 424(b)(2)   Registration Statement No. 333-208715

Join us in building Willamette Wineworks!

Please consider becoming a Founder in America's leading community-funded winery by purchasing Preferred Stock.
We are embarking on a new project to build Willamette Wineworks - coming soon to Folsom, California.



Over 300 Owners and wine enthusiasts joined us for the Roof Raising Celebration of Willamette Wineworks in historic Folsom, CA in February 2018.

Willamette Wineworks will feature food & wine pairings and a unique hands-on blending experience featuring the locally-made Natoma wine from the barrel for you to learn and enjoy.



Preferred Stock offered at $4.65 per share, 4.7% annual dividend ($1,627.50 min. investment).

This offering closes on March 31, 2018.

To obtain more information regarding the winery and an investment, please visit **www.wvv.com/ownership** or call 800-344-9463.

Jim Bernau, Founder/Winegrower • Willamette Valley Vineyards
8800 Enchanted Way SE • Turner, OR 97392 • 503-588-9463 • stock.offering@wvv.com

Free Writing Prospectus (to Prospectus dated December 23, 2015, as Supplemented by the Prospectus Supplement dated May 3, 2017)
Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-208715

Join us in Building Willamette Wineworks!

Please consider becoming a Founder in America's leading community-funded winery by purchasing Preferred Stock. We are embarking on a new project to build Willamette Wineworks - coming soon to Folsom, California.



Over 300 Owners and wine enthusiasts joined us for the Roof Raising Celebration of Willamette Wineworks in historic Folsom, CA in February 2018.

Willamette Wineworks will feature food & wine pairings and a unique hands-on blending experience featuring the locally-made Natoma wine from the barrel for you to learn and enjoy.

Preferred Stock offered at $4.65 per share, 4.7% annual dividend ($1,627.50 min. investment).

This offering closes on March 31, 2018.



To obtain more information regarding the winery and an investment, please visit **www.wvv.com/ownership** or call 800-344-9463.

Jim Bernau, Founder/Winegrower • Willamette Valley Vineyards
8800 Enchanted Way SE • Turner, OR 97392 • 503-588-9463 • stock.offering@wvv.com

Willamette Valley Vineyards, Inc., has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents we have filed with the SEC for more complete information about our company and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, you may obtain a copy of these documents at http://www.wvv.com/prospectus, or we will arrange to send you the prospectus (including the documents incorporated therein by reference) if you so request by writing us at stock.offering@wvv.com or by calling us toll-free 1-800-344-9463.